Woodward Reports First Quarter Fiscal 2007 Results

FORT COLLINS, CO -- 01/22/2007 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its first quarter of fiscal 2007. (All per share amounts are diluted.)

Highlights

--  Sales for the quarter increased 16 percent over last year
--  GAAP earnings for the quarter were $0.51 per share
--  Industrial Controls' segment earnings for the quarter improved to 12.8 percent of sales, from 9.3 percent a year ago
--  Aircraft Engine Systems' segment earnings for the quarter continued to exceed 20 percent of sales
--  The SEG acquisition was completed and immediately accretive
Net sales for the quarter were $226.2 million, up 16 percent from $195.6 million for the first quarter of the prior year. Net earnings for the quarter were $17.9 million, or $0.51 per share, compared with $12.4 million, or $0.35 per share, in the previous year's first quarter.

"As we had previously anticipated, stronger demand in power generation, marine, and aerospace markets resulted in higher sales for this year's first quarter over last year," said President and Chief Executive Officer Thomas A. Gendron. "Our overall business is tracking well against our plan for the year. We also benefited from increased sales resulting from a business acquisition at the end of October."

Gendron continued, "During the quarter, we signed a number of agreements that underscore our competitive standing and strong customer relationships. We further solidified our relationship with GE Energy by signing a new four-year agreement to provide gas turbine components and systems for the power generation industry. To pursue opportunities from increasing emission standards, we entered into a joint development agreement with Tenneco to develop a diesel particulate burner system with Woodward's SmartFire combustion control technologies. We also secured a new aftermarket agreement with a major airline to provide fuel metering units for more than 300 engines used on the A320."

Business Acquisition

As previously announced, Woodward acquired SEG Schaltanlagen-Elektronik-Geräte GmbH & Co. KG on October 31, 2006. Since its acquisition, its results were included in the consolidated financial statements as part of the Industrial Controls' segment. The acquisition has been reflected in our financial statements on a preliminary basis and is subject to adjustment, which we currently expect to complete by June 30, 2007. The acquisition was immediately accretive to earnings in the first quarter.

Segment Results

Industrial Controls' net sales for the first quarter were $148.8 million, an increase of 20 percent from $124.5 million for the first quarter a year ago. Approximately half of the increase was attributable to the inclusion of SEG's sales. Segment earnings for the quarter increased 65 percent to $19.1 million from $11.5 million for the same quarter a year ago. SEG's earnings as a percent of sales are approximately consistent with the segment as a whole.

Aircraft Engine Systems' net sales for the first quarter were $77.4 million, an increase of 9 percent from $71.2 million for last year's first quarter. Segment earnings for the quarter increased 15 percent to $17.1 million from $14.8 million for the same quarter a year ago.

Nonsegment expenses for the quarter were $8.9 million compared to $6.6 million last year, primarily as a result of higher professional fees and costs associated with business development activities.

Cash Flow and Financial Position

Net cash provided by operating activities was $13.8 million for the quarter compared with a $0.5 million use of cash for the same quarter last year. Cash used for business acquisitions for the quarter was $34.6 million. Capital expenditures were $5.4 million compared with $5.1 million last year. The debt to total capitalization ratio was 12.7 percent at the end of the first quarter, compared to 13.3 percent at the end of the prior year.

Outlook

Mr. Gendron concluded, "In November, we provided guidance that we anticipated company-wide sales growth of 12 to 15 percent for 2007, including the effects of the SEG acquisition, and earnings of $2.05 to $2.15 per share. For Industrial Controls, we expected sales would grow 13 to 16 percent and generate segment earnings of 10 to 12 percent of sales. For Aircraft Engine Systems, we expected sales growth of 10 to 12 percent and segment earnings of 20 to 22 percent of sales. Our current expectations are consistent with our previous guidance, except that we now believe company-wide earnings and Industrial Controls' earnings will be near the upper end of the ranges provided."

Conference Call

Woodward will hold an investor conference call at 6:30 a.m. MT on Tuesday, January 23, 2007, to provide an overview of the financial performance for the first quarter of fiscal 2007, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call or a recording and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-793-1342 (domestic) or 1-703-639-1313 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1027815. An audio replay will be available by telephone from 9:30 a.m. MT on January 23 until 11:59 p.m. MT on January 25, 2007. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 486159.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Fort Collins, Colorado, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarter ended December 31, 2006. Woodward's Form 10-Q for the quarter ended December 31, 2006 will be issued by mid-February 2007.

Woodward Governor Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

                                                       Three months ended
                                                           December 31,
                                                        ------------------
(Unaudited - in thousands except per share amounts)       2006      2005
                                                        --------  --------
Net sales                                               $226,248  $195,634
                                                        --------  --------
Costs and expenses:
    Cost of goods sold                                   157,744   141,939
    Sales, general, and administrative expenses           26,380    21,057
    Research and development costs                        13,954    11,910
    Amortization of intangible assets                      1,726     1,755
    Interest expense                                       1,192     1,297
    Interest income                                         (623)     (643)
    Other income                                            (980)   (1,028)
    Other expense                                            203       228
                                                        --------  --------
    Total costs and expenses                             199,596   176,515
                                                        --------  --------
Earnings before income taxes                              26,652    19,119
Income taxes                                               8,765     6,692
                                                        --------  --------
Net earnings                                            $ 17,887  $ 12,427
                                                        ========  ========

Per share amounts:
Basic                                                   $   0.52  $   0.36
Diluted                                                     0.51      0.35
                                                        --------  --------

                                                        ========  ========
Weighted-average number of shares outstanding:
Basic                                                     34,112    34,347
Diluted                                                   35,039    35,172
                                                        ========  ========

Note: Income taxes for the first quarter of fiscal 2007 include a $1.2 million (or $0.03 per diluted share) benefit from the extension of the
Research and Experimentation tax credit.

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                           At December 31, At September 30,
(Unaudited - in thousands)                      2006             2006
                                           --------------- ----------------
Assets
   Current assets:
     Cash and cash equivalents             $        43,383 $         83,718
     Accounts receivable                           119,925          117,254
     Inventories                                   171,641          149,172
     Income taxes receivable                             -            1,787
     Deferred income taxes                          23,466           23,526
     Other current assets                           12,544            5,777
                                           --------------- ----------------
        Total current assets                       370,959          381,234
   Property, plant, and equipment-net              140,556          124,176
   Goodwill                                        157,037          132,084
   Other intangibles-net                            70,093           71,737
   Deferred income taxes                            16,215           16,687
   Other assets                                      9,918            9,579
                                           --------------- ----------------
Total assets                               $       764,778 $        735,497
                                           =============== ================

Liabilities and shareholders' equity
   Current liabilities:
     Short-term borrowings                 $         7,465 $            517
     Current portion of long-term debt              15,637           14,619
     Accounts payable                               41,183           38,978
     Accrued liabilities                            71,160           66,877
     Income taxes payable                            2,976                -
                                           --------------- ----------------
        Total current liabilities                  138,421          120,991
   Long-term debt, less current portion             49,075           58,379
   Deferred income taxes                             9,059            6,248
   Other liabilities                                70,254           71,190
                                           --------------- ----------------
   Total liabilities                               266,809          256,808
   Shareholders’ equity                            497,969          478,689
                                           --------------- ----------------
Total liabilities and shareholders' equity $       764,778 $        735,497
                                           =============== ================

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Three months ended
                                                           December 31,
                                                        ------------------
(Unaudited - in thousands)                                2006      2005
                                                        --------  --------
Net cash provided by (used in) operating activities     $ 13,754  $   (448)
                                                        --------  --------
Cash flows from investing activities:
Business acquisitions, net of cash acquired              (34,564)        -
Payments for purchase of property, plant, and equipment   (5,423)   (5,082)
Proceeds from sale of property, plant, and equipment         105       333
                                                        --------  --------
Net cash used in investing activities                    (39,882)   (4,749)
                                                        --------  --------
Cash flows from financing activities:
Cash dividends paid                                       (3,415)   (3,432)
Proceeds from sales of treasury stock                        559       782
Purchases of treasury stock                               (1,859)   (1,835)
Excess tax benefits from stock compensation                1,926     1,170
Net proceeds (payments) from borrowings under revolving
 lines                                                      (614)    7,071
Payments of long-term debt                               (11,693)  (11,636)
                                                        --------  --------
Net cash used in financing activities                    (15,096)   (7,880)
                                                        --------  --------
Effect of exchange rate changes on cash                      889        31
                                                        --------  --------
Net change in cash and cash equivalents                  (40,335)  (13,046)
Cash and cash equivalents, beginning of year              83,718    84,597
                                                        --------  --------
Cash and cash equivalents, end of period                $ 43,383  $ 71,551
                                                        ========  ========

Woodward Governor Company and Subsidiaries
SELECTED FINANCIAL INFORMATION

                                                       Three months ended
                                                           December 31,
                                                      --------------------
(Unaudited - in thousands)                              2006       2005
                                                      ---------  ---------
External net sales:
  Industrial Controls                                 $ 148,826  $ 124,459
  Aircraft Engine Systems                                77,422     71,175
Segment earnings:
  Industrial Controls                                    19,053     11,545
  Aircraft Engine Systems                                17,091     14,812

Earnings reconciliation:
  Total segment earnings                                 36,144     26,357
  Nonsegment expenses                                    (8,923)    (6,584)
  Interest expense and income, net                         (569)      (654)
                                                      ---------  ---------
  Consolidated earnings before income taxes           $  26,652  $  19,119
                                                      =========  =========

Capital expenditures                                  $   5,423  $   5,082
Depreciation expense                                      6,523      5,475
                                                      =========  =========

Woodward Governor Company and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA

                                                        Three months ended
                                                           December 31,
                                                        ------------------
(In thousands)                                            2006      2005
                                                        --------  --------
Net earnings                                            $ 17,887  $ 12,427
Income taxes                                               8,765     6,692
Interest expense                                           1,192     1,297
Interest income                                             (623)     (643)
Amortization of intangible assets                          1,726     1,755
Depreciation expense                                       6,523     5,475
                                                        --------  --------
EBITDA                                                  $ 35,470  $ 27,003
                                                        ========  ========
EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. At December 31, 2006, property, plant, and equipment, and intangible assets subject to amortization represented 28 percent of our total assets.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer, Corporate Secretary, and Treasurer
970-498-3112

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525
Tel: 970-482-5811
Fax: 815-639-6050